EXHIBIT 99.2

LOCATION BASED TECHNOLOGIES, INC. ANNOUNCES SIGNING OF MAJOR NETWORK AGREEMENT

ANAHEIM, CA – December 5, 2007 – Location Based Technologies, Inc., (LBAS.ob) announced the signing of a major contract with KORE Telematics, Inc. to provide ubiquitous coverage throughout  the United States and Canada and with roaming agreements on the networks of 290 wireless providers in over 130 countries.  “The importance of this agreement cannot be overstated,” says Dave Morse, LBT’s Co-President and CEO. Mr. Morse further commented that, “KORE opens the door for our PocketFinder family of location devices to immediately offer national coverage as well as the ability for our customers to roam on the GSM networks over most of the world.  Coupled with the size and accuracy of our location services, operating on the nation’s most reliable GSM network, we are well positioned to offer an awesome customer experience in the first quarter of 2008.”

Location Based Technologies is in the final development and testing stage of creating PocketFinder™ personal locators that utilize GPS satellites and existing wireless technology. PocketFinder™ devices are small, rugged and water tight.  The primary market for our devices will fulfill the desire of parents to optimize their time and enhance peace of mind by knowing that their young children are where they are supposed to be.  Secondary markets may include medical and elder care providers, outdoor or extreme sports enthusiasts, and pet owners.

KORE Telematics, Inc., of Herndon, Virginia is an AT&T Value Added Reseller of “Machine-to-Machine” or M2M protocol solutions.

Location Based Technologies, Inc. (LBAS.ob) is a leading edge developer and provider of personal locator devices and services utilizing our patented, proprietary technologies to enhance and enrich the lives of families globally.  “Your world. Located.”

The news release contained forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company’s most recent document filed with the Securities and Exchange Commission.

Company & Press Contact Information	Investor Relations Contact Information
David Morse	Glenn Busch, Northstar Investments
Tel: (800) 615-0869	Tel: (714) 310-8641